Exhibit 21.1

List of Subsidiaries

Jurisdiction of
Incorporation or
Subsidiary	Organization
CFSL Acquisition Corp.	Delaware
Collegiate Funding Services, L.L.C.	Virginia
CFS Servicing, LLC	Delaware
CFS-SunTech Servicing, LLC	Delaware
Members Connect Inc.	Delaware
College Publisher, Inc.	Delaware
eGrad Inc.	Delaware
Collegiate Funding Portfolio	Virginia
Administration, L.L.C.
Collegiate Funding Master Servicing, L.L.C.	Virginia
Collegiate Funding of Delaware, L.L.C.	Delaware
Collegiate Funding Services	Delaware
Education Loan Trust I
Collegiate Funding Services	Delaware
Education Loan Trust 2003-A
Collegiate Funding Services	Delaware
Education Loan Trust 2003-B
Collegiate Funding Services	Delaware
Education Loan Trust 2004-A
Collegiate Funding Special Purpose	Delaware
Corporation
Collegiate Funding Originations, LLC	Delaware
Collegiate Funding Services Resources I, LLC	Delaware
Collegexit.com, L.L.C.	Virginia